Exhibit 2.1

Dated 1st July 2020

SHARE EXCHANGE AGREEMENT

between

(1) Human Brands International Inc

and

(2) Rogue Baron Ltd

CONTENTS

CLAUSE		PAGE
1	DEFINITIONS AND INTERPRETATION	1
2	SALE AND PURCHASE	3
3	CONSIDERATION	3
4	COMPLETION	4
5	WARRANTIES	5
6	FURTHER UNDERTAKINGS AND OBLIGATIONS OF THE SELLER	6
7	NOTICES	7
8	GENERAL	8
SCHEDULE 1 TARGET COMPANIES		10
SCHEDULE 2 SALE SHARES		11
SCHEDULE 3 SELLER SHAREHOLDERS AND CONSIDERATION SHARES		12
SCHEDULE 4 DETAILS OF THE BUYER		13
SCHEDULE 5 INTERCOMPANY LOANS		14

THIS AGREEMENT is made on	1st July 2020

BETWEEN:

(1)	HUMAN BRANDS INTERNATIONAL INC, a duly registered Nevada Corporation with a registered address of 1351B U St NW, Washington DC 20009 (Seller).

(2)	ROGUE BARON LTD, a company registered in England and Wales (company number 1172664), whose registered office is at 78 Pall Mall, St James's, London, SW1Y 5ES (Buyer).

BACKGROUND

(A)	The Seller is a Nevada company which holds 100% of this issued share capital of the Target Companies.

(B)	Further particulars of the Target Companies as at the date of this agreement are set out in Schedule 1.

(C)	The Buyer is an English company that has been incorporated for the purposes of acting as an English holding company of the Target Companies.

(D)	The Buyer, further details of which are set out in Schedule 3, has agreed to buy the Sale Shares from the Seller in consideration for which the Buyer will issue the Consideration Shares to the Seller, subject to the terms and conditions of this agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this agreement, including the Schedule, the following words and expressions have the following meanings unless the context otherwise requires:

Business Day means a day other than a Saturday or Sunday or public holiday in England;

Buyer's Solicitors means Hill Dickinson LLP of The Broadgate Tower, 20 Primrose Street, London, United Kingdom, EC2A 2EW;

Completion means completion of the sale and purchase of the Sale Shares in accordance with this agreement;

Consideration Shares means 36,247,500 ordinary shares of £0.001 each in the capital of the Buyer, credited as fully paid, to be issued to the Seller;

Conversion Rate means approximately $0.81:£1;

CTA2010 means the Corporation Tax Act 2010;

Deed of Novation means the deed of novation to be entered into by the Seller, the Buyer and Gunsynd Plc, pursuant to which the rights and obligations of the Seller in connection with the Gunsynd Loan will be assigned to the Buyer;

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, right of set-off, third-party right or interest, assignment by way of security, other encumbrance or security interest of any kind or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect howsoever arising;

Intercompany Loans means the loans that, prior to entering into this agreement were due and owing from the Target Companies to the Seller (details of which are set out in Schedule 4) which pursuant to clause 6.1, have now been released and waived;

Issue Price means £0.078 per Consideration Share;

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Legacy Retail means Legacy Retail LLC, particulars of which are set out in Schedule 1, which in turn holds a 52% interest in the Bin 1301 Wine Bar;

Mazeray Corporation means Mazeray Corporation, particulars of which are set out in Schedule 1;

Sale Interests means the entire issued share capital or member interests (as the case may be) of each of the Target Companies, particulars of which are set out in Schedule 2;

Gunsynd Loan means the convertible loan of £378,575 outstanding from the Seller to Gunsynd Plc to be novated by the Seller to the Buyer on the terms of the Deed of Novation;

Shinju Spirits means Shinju Spirits, Inc, particulars of which are set out in Schedule 1;

Shinju Whiskey means Shinju Whiskey, LLC, particulars of which are set out in Schedule 1;

STI Signature Spirits means STI Signature Spirits Group, LLC, particulars of which are set out in Schedule 1;

Target Companies means Shinju Whiskey, Shinju Spirits, Mazeray Corporation, STI Signature Spirits and Legacy Retail.

1.2	In this agreement, a reference to:

1.2.1	a document in the "agreed form" is a reference to a document in a form approved and, for the purposes of identification, signed by or on behalf of each party;

1.2.2	a statutory provision includes a reference to the statutory provision as replaced, modified or re-enacted from time to time before or after the date of this agreement and any subordinate legislation made under the statutory provision before or after the date of this agreement and includes any statute, statutory provision or subordinate legislation that it amends or re-enacts;

1.2.3	a person includes a reference to an individual, body corporate, association, government, state, agency of state or any undertaking (whether or not having a legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.4	a party means a party to this agreement and includes its permitted assignees and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his estate and personal representatives;

1.2.5	this agreement includes the Schedule;

1.2.6	a clause or paragraph or the Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or the Schedule to, this agreement; and

1.2.7	this agreement or any provision of this agreement or any document are to this agreement, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms of this agreement or that document or with the agreement of the relevant parties.

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1.3	The contents table and headings in this agreement are for convenience only and do not affect its interpretation.

1.4	Words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.5	Any question as to whether a person is connected with another shall be determined in accordance with section 1122 of CTA2010 (except that in construing section 1122 control has the meaning given by section 1124 or section 450 of that Act so that there is control whenever section 1122 or 450 requires) which shall apply in relation to this agreement as it applies in relation to that Act.

2	SALE AND PURCHASE

2.1	The Seller shall sell with full title guarantee and free from any Encumbrance, and the Buyer shall purchase, the Sale Interests.

2.2	Section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall have no effect for the purposes of this agreement.

2.3	Title to, beneficial ownership of and any risk attaching to the Sale Interests shall pass to the Buyer on Completion and the Sale Interests shall be sold and purchased together with all rights and benefits attached to or accruing to them at or at any time after Completion.

2.4	The Buyer shall not be obliged to complete the purchase of any of the Sale Interests unless the purchase of all the Sale Interests is completed simultaneously.

2.5	The Seller irrevocably waives any right of pre-emption or other right or restriction on transfer in respect of any of the Sale Interests conferred on it (whether under the articles of association of the Company or otherwise) and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

3	CONSIDERATION

3.1	The consideration due to the Seller from the Buyer in respect of the Sale Interests shall be £2,827,305 (approximately $3,484,239 after applying the Conversion Rate) satisfied by the issue and allotment of the Consideration Shares at the Issue Price to the Seller with the consideration being attributable to the Target Companies in the amounts specified in Schedule 2.
3.2	The Buyer warrants to and undertakes with the Seller that the Consideration Shares shall rank pari passu in all respects with the existing ordinary shares of £0.001 each in the capital of the Company in issue on the date of Completion.

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4	COMPLETION

4.1	Completion shall take place at the office of the Buyer's Solicitors on the date of this agreement when:

4.1.1	the Seller shall deliver to the Buyer:

4.1.1.1	in respect of Shinju Whiskey, Legacy Retail and STI Signature Spirits, executed LLC Membership Interest Assignments;

4.1.1.2	the share certificates for the Sale Interests or an indemnity in the agreed form in respect of any missing certificates;

4.1.1.3	its duly executed counterpart of the Deed of Novation;

4.1.1.4	any document reasonably required by the Buyer to give effect to the release and waiver of the Intercompany Loans in accordance with clause 6.1;

4.1.1.5	any waiver, consent or other document necessary to give the Buyer full legal and beneficial ownership of the Sale Interests;

4.1.1.6	a duly certified copy of any power of attorney under which any of the documents to be delivered to the Buyer under this Paragraph 4 have been executed; and

4.1.2	the Seller shall procure that a meeting of the board of directors of each of the Target Companies is held at which the directors of the Target Companies shall vote in favour of the registration of the Buyer as the holder of the Sale Interests.

4.2	Upon completion of the matters referred to in clause 4.1 the Buyer shall:

4.2.1	procure that a board meeting of the Buyer shall be held at which the directors shall resolve to:

4.2.1.1	issue the Consideration Shares to the Seller, credited as fully paid, in the proportions specified in Schedule 3; and

4.2.1.2	deliver to the Seller a duly executed share certificate in respect of the Consideration Shares.

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5	WARRANTIES

5.1	The Seller warrants to the Buyer that:

5.1.1	it has full power and authority and has taken all action necessary to enable it to enter into and perform this agreement;

5.1.2	this agreement constitutes valid legal and binding obligations on it in accordance with its terms;

5.1.3	it is the only legal and beneficial owner of the Sale Interests;

5.1.4	the Sale Interests have been properly allotted and issued and are fully paid or credited as fully paid;

5.1.5	there is no Encumbrance, nor is there any agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Sale Interests;

5.1.6	there is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the Seller in relation to any of the Sale Interests or in relation to the Seller’s entitlement to dispose of any of the Sale Interests and, so far as the Seller is aware, there is no fact or circumstance which might give rise to any such proceedings or dispute; and

5.1.7	the Seller is not insolvent or unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986), no order or application has been made or resolution passed for the winding up of the Seller or for the appointment of a provisional liquidator to the Seller or for an administration order or the appointment of an administrator in respect of the Seller and no action is being taken to strike the Seller off the register.

5.2	The Buyer warrants to the Seller that:

5.2.1	it has full power and authority and has taken all action necessary to enable it to enter into and perform this agreement;

5.2.2	this agreement constitutes valid legal and binding obligations on it in accordance with its terms;

5.2.3	the Consideration Shares, once issued, shall be properly allotted and issued and are fully paid or credited as fully paid;

5.2.4	there is no Encumbrance, nor is there any agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Consideration Shares;

5.2.5	there is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the Buyer in relation to the Buyer’s entitlement to issue any of the Consideration Shares and, so far as the Buyer is aware, there is no fact or circumstance which might give rise to any such proceedings or dispute; and

5.2.6	the Buyer is not insolvent or unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986), no order or application has been made or resolution passed for the winding up of the Buyer or for the appointment of a provisional liquidator to the Buyer or for an administration order or the appointment of an administrator in respect of the Buyer and no action is being taken to strike the Buyer off the register.

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5.3	Each of the warranties in clause 5.1 and 5.2 is to be construed independently and is not limited by the terms of any of the other warranties or any other provision of this agreement.

5.4	No knowledge relating to the Target Companies or the Sale Interests (actual, constructive or imputed) shall prevent or limit a claim made by the Buyer for breach of clause 5.1.

5.5	No knowledge relating to the Buyer or the Consideration Shares (actual, constructive or imputed) shall prevent or limit a claim made by the Seller for breach of clause 5.2.

6	FURTHER UNDERTAKINGS AND OBLIGATIONS OF THE SELLER

6.1	Release of intercompany loans

The Seller hereby confirms that with effect from Completion:

6.1.1	irrevocably waives, releases and forever discharges each of the Target Companies, notwithstanding any provision of the Agreement to the contrary, from:

6.1.1.1	any obligation to repay the Intercompany Loans or any other interest or monies due and owing to it in connection with the Intercompany Loans; and

6.1.1.2	all actions, proceedings, claims, demands, liabilities and costs which it may now have or would have had against any of the Target Companies in connection with or arising out of or in connection with the Intercompany Loans; and

6.1.2	acknowledges and confirms that it has no claims or rights of action whatsoever whether under common law, statute or otherwise against the Target Companies in connection with or arising out of the Intercompany Loans, this release and waiver, or otherwise.

6.2	Waiver of claims

The Seller confirms that at the date of this agreement:

6.2.1	it nor any person connected with it has any claim against any of the Target Companies on any account whatsoever;

6.2.2	there are no agreements or arrangements under which the Target Companies have any actual, contingent or prospective obligation to or in respect of it or any person connected with it; and

6.2.3	any claim which it or any person connected with it has against any of the Target Companies is hereby waived in full, any obligation owed to it or any such connected person by the Target Companies is hereby released and it indemnifies the Buyer and the Company against any loss, liability or cost incurred in connection with any such claim or obligation.

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6.3	Further assurance

The Seller covenants with the Buyer that it will at its own cost do everything possible to give the Buyer full and unrestricted legal and beneficial title to the Shares and to give effect to the provisions of this agreement including, on receiving the Buyer's reasonable request:

6.3.1	doing and executing, or arranging for the doing and executing of, each act, document and thing necessary to implement this agreement; and

6.3.2	giving to the Buyer all information they possess or to which they have access relating to the Company's business and allowing the Buyer to copy any document containing that information.

7	NOTICES

7.1	Any notice given under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it and shall be served by sending it to the party due to receive it by any of the following methods:

7.1.1	delivering it by hand; or

7.1.2	sending it by pre-paid first class post or other next working day delivery service providing proof of postage;

7.1.3	sending it by pre-paid airmail providing proof of postage in the case of an address for service outside the United Kingdom); or

7.1.4	sending it by email.

7.2	For the purposes of clause 7.1, a notice shall be sent to the respective addresses set out in this agreement or (in either case) to such other address or email address as was last notified in writing to the other party.

7.3	Subject to clause 7.1, in the absence of evidence of earlier receipt, any notice given pursuant to this clause shall be deemed to have been received:

7.3.1	if delivered by hand, at the time of actual delivery to the address referred to in clause 7.2;

7.3.2	in the case of pre-paid first class post or other next working day delivery service providing proof of postage, two Business Days after the date of posting;

7.3.3	in the case of pre-paid airmail providing proof of postage, five Business Days after the date of posting; and

7.3.4	in the case of email, one hour after the document or information sent or received.

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7.4	If deemed receipt occurs before 9.00am on a Business Day, the notice shall be deemed to have been received at 9.00am on that day and if deemed receipt occurs after 5.00pm on a Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received on the next Business Day.

7.5	For the avoidance of doubt, notice given under this agreement shall not be validly served if sent by fax or telex or by means of a website.

7.6	Where a party to this agreement dies or is declared bankrupt, notice may be given to the person entitled to that party’s rights by transmission by addressing it to that person by name or by the title of representative of the deceased party or trustee of the bankrupt party (or by similar designation) at an address in the United Kingdom supplied for that purpose by the person claiming to be entitled by transmission. Until an address has been supplied, a notice or other document may be served as set out in this clause 8 as if the death or bankruptcy had not occurred.

8	GENERAL

8.1	No announcement shall be made in respect of the subject matter of this agreement unless it is specifically agreed between the parties or is required by law.

8.2	No party shall assign, transfer, charge, make the subject of a trust or deal in any other manner with this agreement or any of its rights under this agreement.

8.3	This agreement shall be binding on and shall enure for the benefit of each party's successors and permitted assignees.

8.4	A variation of this agreement is valid only if it is in writing and signed by or on behalf of each party. The Buyer and the Seller shall not be required to obtain the consent of the Target Companies or any other third party on whom a benefit is conferred under this agreement to the termination or variation of this agreement or to the waiver or settlement of any right or claim arising under it.

8.5	The failure or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of that (or any other) right or remedy. No single or partial exercise of a right or remedy provided by this agreement or by law prevents the further exercise of that (or any other) right or remedy.

8.6	The Buyer's rights and remedies contained in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

8.7	Except to the extent that they have been performed or where this agreement provides otherwise, the obligations contained in this agreement remain in force after Completion.

8.8	This agreement, together with all agreements entered into or to be entered into pursuant to the terms of this agreement, constitutes the entire agreement between the parties in connection with the matters dealt with therein and (save in respect of fraudulent misrepresentation) supersedes and extinguishes all previous agreements between the parties (whether orally or in writing) in connection with the matters dealt with therein.

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8.9	If a Seller is required by law to make a deduction or withholding in respect of any sum payable under this agreement such sum shall be increased by such additional amount as will ensure that after such deduction or withholding (as the case may be) the Buyer will receive the same amount as it would have received in the absence of any such deduction or withholding.

8.10	If any tax authority (including without limitation HM Revenue & Customs) charges to tax any sum paid by any of the Seller under or pursuant to this agreement then that Seller shall pay such additional amount as will ensure that the total amount paid, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable under this agreement.

8.11	Save for any right of the Target Companies to enforce the provisions of clause 6.1, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

8.12	Each provision of this agreement is severable and distinct from the others. If any provision is or at any time becomes to any extent or in any circumstances invalid, illegal or unenforceable for any reason, it shall to that extent or in those circumstances be deemed not to form part of this agreement but (except to that extent or in those circumstances in the case of that provision) the validity, legality and enforceability of that and all other provisions of this agreement shall not be affected or impaired and shall remain valid and enforceable.

8.13	This agreement may be executed in any number of counterparts each of which when executed and delivered is an original but all the counterparts together shall constitute the same document.

8.14	Delivery of a copy of this agreement showing an executed signature page of a counterpart by AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this agreement. If such method is adopted, without prejudice to the validity of this agreement, each party shall provide the others with a hard copy original of that executed counterpart as soon as reasonably practicable thereafter.

8.15	This agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

IN WITNESS whereof the parties have executed this agreement as a deed and it is hereby delivered on the day and year first before written.

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SCHEDULE 1

TARGET COMPANIES

Target Company name	Company number	Place of incorporation	Date of incorporation	Registered office	Directors	Issued share capital/member interests
Shinju Whiskey LLC	P17000001539	Florida	01/04/2017	1351 U St NW, STE B Washington, DC 20009 Registered Agent Office: Havre, Bill 3030 N. Rocky Point Dr. STE 150A Tampa, FL 33607	Human Brands International, Inc.	100% member interest held by Human Brands International, Inc.
Shinju Spirits, Inc	NV20191160871 E0093572019-3	Nevada	2/28/2019	1351 U St NW, STE B Washington, DC 20009 Registered Agent Office: 18124 Wedge Parkway, Suite 925, Reno, NV 89511	Ryan Dolder	1 share of $0.0001 held by Human Brands International, Inc.

Mazeray Corporation	32049693065	Texas	12/12/2012	1351 U St NW, STE B Washington, DC 20009 PO Box 5274 Austin, TX 78763	Ryan Dolder	1,000 shares of $1 each held by Human Brands International, Inc.
STI Signature Spirits Group, LLC	4348134	New York	1/18/2013	116 W 23rd St New York, NY 10010	Janon Costley	100% Human Brands International, Inc.
Legacy Retail Group LLC	L00005326331	District of Columbia	1/21/2016	215 I Street NE #108 Washington, District of Columbia 20002	Kyle Dolder	100% Human Brands International, Inc.

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SCHEDULE 2

SALE INTERESTS

Target Company	Details Interests of Sale		Consideration (£)	Number of Consideration Shares attributable to Sale Interests
Shinju Whiskey LLC	100% interest	member	£1,825,774.94 (approximately $2,250,000 after applying the Conversion Rate)	23,407,371
Shinju Spirits, Inc	1 issued $0.0001	share of	£608,591.65 (approximately $750,000 after applying the Conversion Rate)	7,802,457
Mazeray Corporation	1,000 shares of $1 each		£0	0
STI Signature Spirits Group, LLC	100% interest	member	£324,582.21 (approximately $400,000 after applying the Conversion Rate)	4,161,310
Legacy Retail Group LLC	100% interest	member	£68,356.20 (approximately $84,239 after applying the Conversion Rate)	876,362
Total			£2,827,305 (approximately $3,484,239 after applying the Conversion Rate)	36,247,500

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SCHEDULE 3

DETAILS OF THE BUYER

Company name	Rogue Baron Ltd
Company number	11726624
Place of incorporation	England and Wales
Date of incorporation	13 December 2018
Registered office	78 Pall Mall, St James's, London, SW1Y 5ES
Directors	Hamish Hamlyn Harris Sandy Barblett
Issued share capital	1,000 ordinary shares of £0.001 each
Shareholder(s) and number of shares	Hamish Hamlyn Harris

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SCHEDULE 4

INTERCOMPANY LOANS

Lender	Borrower	Amount
The Seller	STI Spirits	$110,195.07
The Seller	Legacy Retail	$2,500.00
The Seller	Mazeray	$80,403.71
The Seller	Shinju Sprits	$1,198.50
The Seller	Legacy Retail (in connection with Bin 1301)	12,086.38

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EXECUTED AND DELIVERED AS A DEED by HUMAND BRANDS INTERNATIONAL, INC in the presence of:	) )

Janon Costley	Witness signature

Witness name

Witness address

Witness occupation

EXECUTED AND DELIVERED AS A DEED by ROGUE BARON LTD acting by Hamish Harris, a director, in the presence of:	) )

/s/ Bridget Trim	Witness signature

Bridget Trim	Witness name

7 BIRDHURST ROAD, LONDON, SW18 1AR	Witness address

Witness occupation

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